EXHIBIT 99.1

Sevcon Reports Financial Results for Second Quarter Fiscal 2017

SOUTHBOROUGH, Mass., May 15, 2017 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the second quarter of fiscal 2017 ended April 1, 2017.

Management Comments

“Second-quarter revenues increased 19% year over year, reflecting a record performance by Bassi as well as an extra month of sales for that business compared with the prior year, and strong growth in the two-wheel on-road sector,” said Sevcon Chief Executive Officer Matt Boyle. “Bassi reported $7.0 million in sales for the quarter compared with $4.0 million in the prior year ($5.3 million in the second quarter of 2016 when the pre-acquisition month is included). Bassi continues to perform above our expectations and we expect that momentum to continue in the third quarter.

“During the second quarter, sales to on-road customers were up 21% compared with last year due to broad-based demand for two-wheel vehicles. Sales in the two-wheel sector increased by more than 200%, while four-wheel sales were lower by 14% due mainly to lower shipments to European OEMs and lower Engineering services revenue than in the second fiscal quarter of last year. In the second quarter, we successfully achieved three key milestones under on-road engineering contracts in addition to the four achieved in the first quarter, on our way to project completion, and we expect to reach three milestones in the third quarter. The seven key milestones from the first half year were across all projects.

“Growth in On-Road, Other EVs and Chargers was partially offset by lower sales from the industrial side of the business, primarily aerial work platforms in Asia. We are seeing signs of improvement on that side of the business, however. Aerial work platforms and airport ground support were down by double digits, while fork-lift trucks and the mining sector were flat and up mid-single digits over last year, respectively. The Agricultural business has also been showing signs of a comeback as sales have increased significantly, albeit off of a very small base.

“We remain very bullish about our revenue prospects this year. The industrial markets remain soft but are showing signs of improvement in some sectors. We expect to see further progress in our on-road business as a result of our strong project pipeline. We are excited by the confidence that an increasing number of on-road OEMs are placing in our solutions, and we look forward to meeting the many milestones we have before us in 2017. As we look even further out, our project pipeline and the market demand for electrification solutions provides us with significant opportunity for growth,” said Boyle.

Second Quarter Fiscal 2017 Results Summary

Revenues increased to $15.7 million in the second quarter of fiscal 2017 from $13.2 million in the second quarter of fiscal 2016.  Foreign currency fluctuations decreased reported sales in the second fiscal quarter by $1.3 million, or 10%.

  Operating loss was $2.3 million, compared with an operating loss of $1.7 million in the second quarter last year. Foreign currency translation had a net positive effect of $0.2 million, mainly due to the impact of the stronger U.S. dollar on British pound and euro denominated operating expense than in the prior-year period. The operating loss reflects the Company’s significant investment in both engineering and sales and marketing personnel to capitalize on its strong and expanding on-road project pipeline. Production revenues from these programs are expected to start in 2017-2018.

  There was an income tax benefit of $368,000, compared with an income tax benefit of $90,000 in the prior year period.

  Net loss attributable to common stockholders was $2.3 million, or ($0.43) per share, after a preferred share dividend of $106,000, or $0.02 per share, compared with a net loss of $1.7 million, or ($0.43) per share, after a preferred share dividend of $123,000, or $0.03 per share, in the second quarter of fiscal 2016.

  Adjusted EBITDA, which excludes Bassi acquisition costs, was a loss of $2.0 million in the second quarter of fiscal 2017, compared with a profit of $0.02 million in the second quarter of fiscal 2016.

Second Quarter Fiscal 2017 Conference Call Details

Sevcon has scheduled a conference call to review its results for the second quarter tomorrow, May 16, 2017, at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the company’s website at www.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

Second Quarter Fiscal 2017 Financial Highlights
(In thousands, except per-share data)

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)

	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Revenues	$15,672	$13,181	$28,215	$22,296
Gross Profit	3,768	4,122	6,521	8,238
Selling, general and administrative and research and development expense	(6,089)	(4,692)	(11,261)	(8,312)
Acquisition costs	-	(1,101)	-	(1,417)
Operating loss	(2,321)	(1,671)	(4,740)	(1,491)
Interest expense	(142)	(109)	(280)	(131)
Interest income	18	4	36	12
Foreign currency gain (loss)	(176)	106	(618)	35
Loss before income taxes	(2,621)	(1,670)	(5,602)	(1,575)
Income taxes benefit	368	90	857	79
Net loss	(2,253)	(1,580)	(4,745)	(1,496)
Net loss attributable to non-controlling interest	68	9	133	47
Net loss attributable to Sevcon, Inc. and subsidiaries	(2,185)	(1,571)	(4,612)	(1,449)
Series A Preferred Share dividends	(106)	(123)	(197)	(234)
Net loss attributable to common stockholders	(2,291)	(1,694)	(4,809)	(1,683)
Basic loss per share	$(0.43)	$(0.43)	$(0.92)	$(0.45)
Diluted loss per share	$(0.43)	$(0.43)	$(0.92)	$(0.45)
Average shares outstanding - Basic	5,294	3,911	5,254	3,709
Average shares outstanding - Diluted	5,294	3,911	5,254	3,709

Summarized Balance Sheet Data
(Dollars in thousands) (Unaudited)

	April 1, 2017	September 30, 2016
Cash and cash equivalents	$5,664	$14,127
Receivables	13,659	12,193
Inventories	16,356	13,666
Prepaid expenses and other current assets	4,373	3,602
Total current assets	40,052	43,588
Intangible assets	8,658	9,185
Goodwill	7,733	7,794
Other long-term assets	9,337	8,406
Total assets	$65,780	$68,973

Current liabilities	$17,806	$16,117
Liability for pension benefits	10,624	11,511
Other long-term liabilities	18,806	19,574
Stockholders’ equity	18,645	21,739
Non-controlling interest	(101)	32
Total liabilities and stockholders’ equity	$65,780	$68,973

Reconciliation of GAAP to Non-GAAP Measures
(Dollars in thousands)
(Unaudited)

	Three months ended		Six months ended
	(in thousands of dollars)		(in thousands of dollars)

	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016

Net loss	$(2,253)	$(1,580)	$(4,745)	$(1,496)
Interest expense	142	109	280	131
Interest income	(18)	(4)	(36)	(12)
Income taxes	(368)	(90)	(857)	(79)
Depreciation	230	179	443	348
Amortization of Bassi intangible assets and fair value adjustments arising from the acquisition of Bassi	268	302	503	302
	(1,999)	(1,084)	(4,412)	(806)
EBITDA

Bassi acquisition costs	-	1,101	-	1,417
Adjusted EBITDA	$(1,999)	$17	$(4,412)	$(611)

Non-GAAP Financial Measures

Sevcon uses EBITDA and adjusted EBITDA, which are non-GAAP financial measures, in this news release.  The Company reports these metrics because they are key measures used by its management and Board of Directors to evaluate the ongoing performance of the business and to develop short and long-term operational plans. Accordingly, the Company believes that EBITDA and adjusted EBITDA provide useful information to investors and others in understanding and evaluating Sevcon’s operating results in the same manner as its management and Board of Directors.

Forward-Looking Statements

Statements in this release about the Company’s anticipated financial results and growth, as well as those about the development of its products and markets, including without limitation, statements about the benefits that may be obtained from certain customer contracts, are forward-looking statements that are based on management’s present expectations and involve risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause these statements not to be realized include that we may not be able to successfully integrate and manage the Bassi business, the Bassi acquisition may not further our business strategy or results as we expect, we may not be able to successfully complete the development of the controllers contracted by particular customers, the manufacturers for whom we are performing development work may decide not to commence production or purchase from us, and the markets for the particular vehicles may not develop as the manufacturers hope. Additional important factors are set forth under “Risk Factors” and elsewhere in the Forms 10-K and 10-Q we file with the SEC.

About Sevcon, Inc.

Sevcon is a global supplier of control and power solutions for zero-emission, electric and hybrid vehicles. Its products control on- and off-road vehicle speed and movement, integrate specialized functions, optimize energy consumption and help reduce air pollution. Sevcon’s Bassi Division produces battery chargers for electric vehicles; power management and uninterrupted power source (UPS) systems for industrial, medical and telecom applications; and electronic instrumentation for battery laboratories. The company supplies customers from its operations in the U.S., U.K., France, Germany, Italy, Canada, China and the Asia Pacific region, as well as through an international dealer network. Visit www.sevcon.com and www.bassi-srl.eu.

Contact:
David Calusdian
Sharon Merrill Associates
1 (617) 542 5300
SEV@InvestorRelations.com

Matt Boyle
President and CEO
1 (508) 281 5503
matt.boyle@sevcon.com